Exhibit 99.1

*PRESS RELEASE*

Contact:
Robert A. Bedinghaus
Chairman and Chief Executive Officer
(513) 574-3025

Cincinnati Bancorp, Inc. Announces Closing of Conversion Transaction

Cincinnati, OH; January 22, 2020 – Cincinnati Bancorp, Inc. (“CBI”) (NasdaqCM: CNNB), the new stock holding company for Cincinnati Federal, announced today that the conversion of CF Mutual Holding Company (the “MHC”) from the mutual holding company to the stock holding company form of organization and the related stock offering by CBI closed as of the close of business today.  As a result, the MHC and Cincinnati Bancorp, the former stock holding company of Cincinnati Federal, have ceased to exist and CBI has succeeded to Cincinnati Bancorp as the stock holding company of Cincinnati Federal.

The common stock of Cincinnati Bancorp ceased listing on the OTC PinkMarket under the symbol “CNNB” as of the close of trading today.  CBI’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “CNNB” on January 23, 2020.

CBI sold a total of 1,652,960 shares of common stock at a price of $10.00 per share in a subscription offering, which includes 132,237 shares sold to Cincinnati Federal’s Employee Stock Ownership Plan.  The subscription offering was oversubscribed in the first priority category by Cincinnati Federal’s eligible depositors as of the close of business on June 30, 2018.  All valid stock orders submitted by eligible depositors have been filled according to the allocation procedures described in CBI’s Prospectus dated November 8, 2019.  Eligible depositors may confirm their allocations online at https://allocations.kbw.com or by contacting the Stock Information Center at 1-(877) 643-8198 (toll-free) between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday.  Subscribers whose orders were not filled because of the oversubscription will be mailed refund checks for their subscriptions funds, plus interest, on or about January 22, 2020.

CBI’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), expects to mail Direct Registration System (“DRS”) Book-Entry statements for shares purchased in the subscription offering, and interest checks and refund checks for subscribers not receiving any or all shares subscribed for, on or about January 22, 2020.

As part of the conversion transaction, the outstanding shares of common stock of Cincinnati Bancorp that were owned as of the close of business on the closing date by the public stockholders of Cincinnati Bancorp (stockholders other than the MHC) have been exchanged for shares of CBI common stock at an exchange ratio equal to 1.6351 shares of CBI common stock for each share of Cincinnati Bancorp common stock.  Cash will be issued in lieu of a fractional share based on the offering price of $10.00 per share.  Approximately 2,975,625 shares of CBI common stock are outstanding as a result of the closing of the conversion transaction, before accounting for adjustments for fractional shares.

AST expects to mail DRS Book-Entry statements for shares of CBI common stock issued in exchange for shares of Cincinnati Bancorp common stock, plus checks for fractional shares, on or about January 22, 2020.  Cincinnati Bancorp stockholders holding their shares in street name will receive their shares of CBI common stock within their accounts automatically.

Luse Gorman, PC has acted as legal counsel to the CBI, the MHC, Cincinnati Bancorp and Cincinnati Federal.  Keefe, Bruyette & Woods, Inc., a Stifel Company, has acted as marketing agent for CBI in connection with the subscription offering, and Vorys, Sater, Seymour and Pease LLP has acted as legal counsel to Keefe, Bruyette & Woods, Inc., a Stifel Company.

Legal Disclosures

The shares of common stock of CBI are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Disclosures Concerning Forward Looking Statements

This press release contains certain forward-looking statements about the reorganization and subscription offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include possible unforeseen delays in delivering DRS Book-Entry statements or refund and interest checks; and/or delays in the start of trading due to market disruptions or otherwise.